ImmuCell Announces Increase in Product Sales and Other Annual Financial Results

PORTLAND, ME -- (Marketwired - February 13, 2014) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and twelve-month periods ended December 31, 2013.

During the three-month period ended December 31, 2013, product sales increased by 9.7%, or $138,000, to $1,559,000 in comparison to $1,421,000 during the same period in 2012. During the twelve-month period ended December 31, 2013, product sales increased by 11.5%, or $617,000, to $6,007,000 in comparison to $5,390,000 during the same period in 2012.

"We have now increased product sales during the last six consecutive quarters and for twelve of the last thirteen quarters. Sales of First Defense® and related product line extensions increased by 16.5% during the fourth quarter and 14.4% during the year ended December 31, 2013," commented Michael F. Brigham, President and CEO.

The net operating (loss) was ($210,000) during the three-month period ended December 31, 2013, in contrast to a net operating income of $12,000 during the same period in 2012. The net (loss) was ($151,000), or ($0.05) per share, during the three-month period ended December 31, 2013, in comparison to a net (loss) of ($17,000), or ($0.01) per share, during the same period in 2012.

Net operating (loss) was ($20,000) during the twelve-month period ended December 31, 2013, in contrast to net operating income of $245,000 during the same period in 2012. Net income was $117,000, or $0.04 per share, during the twelve-month period ended December 31, 2013, in comparison to net income of $90,000, or $0.03 per share, during the same period in 2012.

Regarding the fourth quarter loss, Mr. Brigham added, "During the fourth quarter, we incurred approximately $110,000 in expenses as we initiated our planned investment in a Nisin production plant for Mast Out®. Further, we reduced production output during the last six months of 2013 in order to replace and repair certain pieces of critical process equipment, which resulted in an increase in cost of goods sold. We expect our gross margin percentage to be more in line with our historical norms during 2014."

Cash, cash equivalents and short-term investments increased by 7%, or $342,000, to $5,255,000 as of December 31, 2013, in comparison to $4,914,000 as of December 31, 2012. Stockholders' equity increased by 2%, or $201,000, to $9,396,000 as of December 31, 2013, in comparison to $9,195,000 as of December 31, 2012. The Company had 3,026,000 shares of common stock outstanding as of December 31, 2013.

                                     (Unaudited)
                                  For the Three-Month  For the Twelve-Month
                                     Periods Ended         Periods Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
(In thousands, except per share
 amounts)                           2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------

Product sales                    $   1,559  $   1,421  $   6,007  $   5,390
Costs of goods sold                    951        671      2,947      2,336
                                 ---------  ---------  ---------  ---------
  Gross margin                         608        750      3,060      3,054

Product development expenses           325        234      1,154        918
Selling and administrative
 expenses                              493        503      1,926      1,891
                                 ---------  ---------  ---------  ---------
  Operating expenses                   818        737      3,080      2,809
                                 ---------  ---------  ---------  ---------

NET OPERATING (LOSS) INCOME           (210)        13        (20)       245

Other (expenses) revenues, net         (43)       (24)       225        (53)
                                 ---------  ---------  ---------  ---------

(LOSS) INCOME BEFORE INCOME
 TAXES                                (253)       (11)       205        192

Income tax (benefit) expense          (102)         6         88        102
                                 ---------  ---------  ---------  ---------

NET (LOSS) INCOME                $    (151) $     (17) $     117  $      90
                                 =========  =========  =========  =========

Weighted average common shares
 outstanding:
  Basic                              3,021      3,019      3,019      3,018
  Diluted                            3,021      3,019      3,085      3,108
NET (LOSS) INCOME PER SHARE:
  Basic                          $   (0.05) $   (0.01) $    0.04  $    0.03
  Diluted                        $   (0.05) $   (0.01) $    0.04  $    0.03

                                     As of         As of
                                  December 31,  December 31,
(In thousands)                        2013          2012
                                 ------------- -------------
Cash, cash equivalents and
 short-term investments          $       5,255 $       4,914
Total assets                            10,961        11,030
Net working capital                      6,632         6,697
Stockholders' equity             $       9,396 $       9,195

About ImmuCell: ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and CEO
(207) 878-2770 Ext. 3106